Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Plan”) is made and entered into as of November 14, 2012, by and between Pendrell Corporation, a Delaware corporation (“Pendrell Delaware”) and Pendrell Washington Corporation, a Washington corporation and a wholly owned subsidiary of Pendrell Delaware (“Pendrell Washington”).

WHEREAS, Pendrell Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, Pendrell Washington is a corporation duly organized and existing under the laws of the State of Washington;

WHEREAS, as of the date hereof, Pendrell Delaware has authority to issue 1,125,000,000 shares of capital stock, par value $0.01 per share, of which (i) 900,000,000 shares are Class A Common Stock, (ii) 150,000,000 shares are Class B Common Stock, and (iii) 75,000,000 shares are Preferred Stock, with 2,800,000 shares of Preferred Stock designated Series A Junior Participating Preferred Stock, and 600,000 shares of Preferred Stock designated Series B Junior Participating Preferred Stock;

WHEREAS, as of the date hereof, 206,943,464 shares of Pendrell Delaware Class A Common Stock are issued and outstanding, 53,660,000 shares of Pendrell Delaware Class B Common Stock are issued and outstanding, no shares of Preferred Stock are issued and outstanding;

WHEREAS, as of the date hereof, Pendrell Washington has authority to issue 1,125,000,000 shares of capital stock, par value $0.01 per share, of which (i) 900,000,000 shares are Class A Common Stock, (ii) 150,000,000 shares are Class B Common Stock, and (iii) 75,000,000 shares are Preferred Stock, with 2,800,000 shares of Preferred Stock designated Series A Junior Participating Preferred Stock, and 600,000 shares of Preferred Stock designated Series B Junior Participating Preferred Stock;

WHEREAS, on the date hereof, ten shares of Pendrell Washington Class A Common Stock are issued and outstanding, all of which are owned by Pendrell Delaware, ten shares of Pendrell Washington Class B Common Stock are issued and outstanding, all of which are owned by Pendrell Delaware, no shares of shares of Preferred Stock are issued and outstanding;

WHEREAS, the respective boards of directors of Pendrell Washington and Pendrell Delaware have determined that, for the purpose of effecting the reincorporation of Pendrell Delaware so that it will be organized under and governed by the corporations laws of the State of Washington, it is advisable and in the best interests of such corporations and their respective stockholders that Pendrell Delaware merge with and into Pendrell Washington upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of Pendrell Washington and Pendrell Delaware have approved the Plan; and

WHEREAS, the respective stockholders of Pendrell Washington and Pendrell Delaware have approved the Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Pendrell Delaware and Pendrell Washington hereby agree to merge as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) and the Revised Code of Washington (“Washington

Law”), Pendrell Delaware shall be merged with and into Pendrell Washington (the “Merger”), the separate corporate existence of Pendrell Delaware shall cease and Pendrell Washington shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall be consummated by filing a Certificate of Merger, together with any required certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and filing Articles of Merger, together with any required certificates, with the Secretary of the State of the State of Washington, in accordance with the relevant provisions of Washington Law (the later of the time of acceptance of the filing of the Certificate of Merger or the Articles of Merger, or such later time as may be specified in the Certificate of Merger and the Articles of Merger, being the “Effective Time”).

2. Principal Office of Pendrell Washington. The address of the principal office of Pendrell Washington is 2300 Carillon Point, Kirkland, Washington 98033.

3. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of Pendrell Washington, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Washington Law; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Pendrell Corporation.” The Bylaws of Pendrell Washington, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Washington Law.

4. Directors and Officers. At the Effective Time, the directors and officers of Pendrell Delaware immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, holding the same titles and positions, to serve until their respective successors are duly elected or appointed and qualified.

5. Further Assurances. Each of Pendrell Delaware and Pendrell Washington will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Plan as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Plan and to vest the Surviving Corporation with full right and title to and possession of all assets, property, rights, privileges, immunities, powers, franchises, and interests of Pendrell Delaware and Pendrell Washington, the officers and directors of Pendrell Delaware and Pendrell Washington are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary actions, so long as such action is not inconsistent with this Plan.

6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Pendrell Delaware, Pendrell Washington or the holders of any of the following securities:

(a) each share of Pendrell Delaware Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged automatically into one fully paid and nonassessable share of Pendrell Washington Class A Common Stock;

(b) each share of Pendrell Delaware Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged automatically into one fully paid and nonassessable share of Pendrell Washington Class B Common Stock;

(c) any shares of Pendrell Delaware capital stock then held by Pendrell Delaware or any wholly owned subsidiary of Pendrell Delaware (or held in Pendrell Delaware’s treasury) shall be canceled and retired and shall cease to exist;

(d) any shares of Pendrell Washington capital stock then held by Pendrell Delaware shall be reacquired by Pendrell Washington, shall be retired and shall resume the status of authorized and unissued shares of Pendrell Washington capital stock, and no shares of Pendrell Washington capital stock or other securities of Pendrell Washington shall be issued in respect thereof; and

(e) each option, warrant or other right to purchase shares of Pendrell Delaware capital stock outstanding at the Effective Time shall be converted automatically into and become an option, warrant or right to purchase the number of shares of Pendrell Washington capital stock equal to the number of shares of Pendrell Delaware capital stock subject to such option, warrant or other right immediately prior to the Effective Time at an exercise or purchase price per share equal to the exercise or purchase price per share specified in the option, warrant or other right to purchase such Pendrell Delaware capital stock.

7. Stock Certificates. At and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Pendrell Delaware Class A Common Stock and Class B Common Stock shall be deemed for all purposes to evidence ownership of and to represent the equivalent number of shares of Pendrell Washington Class A Common Stock and Class B Common Stock, respectively, into which the shares of the Pendrell Delaware Class A Common Stock and Class B Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Pendrell Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Pendrell Washington or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Pendrell Delaware Class A Common Stock and Class B Common Stock evidenced by such outstanding certificate as above provided.

8. Tax Benefits Plan. At the Effective Time, by virtue of the Merger and without any action on the part of Pendrell Delaware or Pendrell Washington:

(a) the Class A Rights issuable under Pendrell Delaware’s Tax Benefits Preservation Plan, effective January 29, 2010 (the “Tax Benefits Plan”), if such rights become exercisable, would initially represent the right to purchase from the Surviving Corporation one Unit of its Series A Junior Preferred Stock at a purchase price per Unit equal to the purchase price per Unit specified in the Tax Benefits Plan with respect to a Unit of Pendrell Delaware’s Series A Junior Preferred Stock; and

(b) the Class B Rights issuable under the Tax Benefits Plan, if such rights become exercisable, would initially represent the right to purchase from the Surviving Corporation one Unit of its Series B Junior Preferred Stock at a purchase price per Unit equal to the purchase price per Unit specified in the Tax Benefits Plan with respect to a Unit of Pendrell Delaware’s Series B Junior Preferred Stock.

(c) all references in the Tax Benefits Plan to the “Company” shall refer to the Surviving Corporation.

(d) the Tax Benefits Plan and each Right and each Rights Certificate issued under the Tax Benefits Plan shall be governed by Washington law rather than Delaware law.

(e) the Tax Benefits Plan shall otherwise continue in full force and effect.

9. Amendment. The boards of directors of Pendrell Delaware and Pendrell Washington may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole stockholder of Pendrell Washington or the stockholders of Pendrell Delaware shall not, without first obtaining the further consent of such stockholders (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Pendrell Delaware capital stock, (ii) alter or change any term of the articles of incorporation or bylaws of Pendrell Washington, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Pendrell Delaware capital stock.

10. Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the board of directors of either or both of Pendrell Delaware or Pendrell Washington, notwithstanding approval of this Plan by the sole stockholder of Pendrell Washington or the stockholders of Pendrell Delaware, or both.

11. Consent to Service of Process. Pendrell Washington hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Pendrell Delaware, as well as for enforcement of any obligation of Pendrell Washington arising from the Merger. Pendrell Washington hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in fact in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Pendrell Washington any obligation of Pendrell Delaware. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed or delivered personally or by overnight mail to the principal executive officers of Pendrell Washington located at 2300 Carillon Point, Kirkland, Washington 98033.

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the boards of directors of Pendrell Delaware and Pendrell Washington, has been executed on behalf of each of said two corporations by their respective duly authorized officers as of the date first written above.

PENDRELL CORPORATION
a Delaware corporation

By:	/s/ Benjamin G. Wolff
Benjamin G. Wolff Chief Executive Officer and President

PENDRELL WASHINGTON CORPORATION
a Washington corporation

By:	/s/ Benjamin G. Wolff
Benjamin G. Wolff Chief Executive Officer and President